ADDENDUM TO SCHEDULE II

Merit Tactical Treasury Fund II

No Load Shares

___ basis points on first $___ million

___ basis point anything over $___ million

$___ on DTC Trades

$___ on checks or wires

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the  Custody  Agreement dated December 7, 2004, this ___ day of ___________, 2005.

MERIT ADVISORS INVESTMENT TRUST           THE BANK OF NEW YORK

By:_______________________________                 By:________________________

      J. Paul Cunningham, President